Exhibit 99.2

FISCAL 2016 THIRD QUARTER CONFERENCE CALL TRANSCRIPT

May 10, 2016 / 08:00 AM EDT

On May 10, 2016, Premier, Inc. hosted a conference call to discuss financial results for the fiscal 2016 third quarter, ended March 31, 2016. The following transcript is an interpretation of the statements made on the call. The actual conference call may have differed slightly.

CORPORATE PARTICIPANTS

Jim Storey Premier, Inc. – VP of IR

Susan DeVore Premier, Inc. – President & CEO

Mike Alkire Premier, Inc. – COO

Craig McKasson Premier, Inc. – CFO

CONFERENCE CALL PARTICIPANTS

Ryan Daniels William Blair & Company – Analyst

Elizabeth Blake Bank of America Merrill Lynch – Analyst

Garen Sarafian Citi Investment – Analyst

Jamie Stockton Wells Fargo – Analyst

Donald Hooker KeyBanc Capital Markets – Analyst

Evan Stover Robert W. Baird – Analyst

Greg Bolan Avondale Partners – Analyst

Mohan Naidu Oppenheimer – Analyst

Richard Close Canaccord Genuity – Analyst

Gene Mannheimer Topeka Capital Markets – Analyst

Sean Dodge Jeffries – Analyst

PRESENTATION

Operator

Good day, ladies and gentlemen, and welcome to Premier, Inc.’s Fiscal Third Quarter Conference Call. At this time, all participants are in a listen-only mode. Later, we’ll have a question-and-answer session and instructions will be given at that time. (Operator Instructions) As a reminder, this conference call is being recorded.

I would now like to turn the call over to Premier’s Vice President of Investor Relations, Mr. Jim Storey. Mr. Storey, please go ahead.

Jim Storey – Premier, Inc. – VP of IR

Thank you Nova and good morning everyone. Welcome to Premier’s fiscal 2016 third quarter conference call. Our speakers today are Susan DeVore, President and Chief Executive Officer; Mike Alkire, Chief Operating Officer; and Craig McKasson, Chief Financial Officer. Susan, Mike and Craig will review the quarter’s performance and discuss the outlook for the remainder of our fiscal year.

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Fiscal 2016 Third Quarter Conference Call Transcript

Before we get started, I want to remind everyone that copies of our press release and the supplemental slides accompanying this conference call are available in the Investor Relations section of our website at www.investors.premierinc.com. Management’s remarks today contain certain forward-looking statements, and actual results could differ materially from those discussed today. These forward-looking statements speak as of today, and we undertake no obligation to update them. Factors that might affect future results are discussed in our filings with the SEC, including our most recent Form 10-K and Form 10-Q, and we encourage you to review these detailed safe harbor and risk factor disclosures.

Please also note that, where appropriate, we will refer to non-GAAP financial measures to evaluate our business. Reconciliations of non-GAAP financial measures to GAAP financial measures are included in our earnings release, in the appendix of the supplemental slides accompanying this presentation and in our Form 8-K filing with the SEC, which we expect to file soon.

Now let me turn the call over to Susan DeVore.

Susan DeVore – Premier, Inc. – President & CEO

Thanks, Jim, and welcome everyone to our fiscal third quarter conference call. I’m pleased to report that, consistent with the first half of the year, Premier delivered strong overall growth in the third quarter, with consolidated net revenue rising 14% from a year ago and consolidated adjusted EBITDA and adjusted fully distributed net income each increasing 16%.

Supply Chain Services revenues grew 11% for the quarter and Performance Services revenues increased 24%, despite the changing market within the segment that we expect to continue into the fourth quarter. Looking further out, we believe Premier is well positioned in the marketplace and we continue to target double-digit annual growth moving forward.

On today’s call, I’m going to briefly review these results and discuss Premier’s position in the marketplace and the opportunities we see ahead. Mike will then discuss how we are further organizing our Company around performance improvement platforms to best meet the needs of our member healthcare systems, both now and in the future. And Craig will walk you through the third quarter financials in more detail, explain the drivers of our updated fiscal 2016 guidance and broadly discuss the components of our current outlook for fiscal 2017.

So let’s continue with a quick look at the growth drivers behind our third quarter performance. In Supply Chain Services, continued strength in our group purchasing business delivered a stronger than anticipated 11% increase in year-over-year net administrative fees revenue. In Performance Services, the 24% revenue growth was driven by strong contributions from our recent CECity and Healthcare Insights acquisitions, which, along with our GPO performance, also helped deliver 16% growth in both consolidated adjusted EBITDA and adjusted fully distributed earnings per share, significantly exceeding our expectations.

Within Performance Services, we also experienced growth across our other businesses, although not at expected levels. While Craig will walk you through the specifics, I will summarize by noting that we encountered some challenges during the quarter stemming from the market’s continuing evolution to more comprehensive, integrated solutions that address cost reduction, quality and safety improvement, and population health needs across the care continuum. This has resulted in lengthier implementations for some of our more complex solutions and has also impacted growth of less integrated acute-care-focused solutions.

We believe the market’s ongoing dynamic evolution is a significant opportunity for Premier over the long-term, as we continue to create value as a unique integrated solutions provider across the healthcare continuum. We are updating guidance for fiscal 2016, raising Supply Chain Services revenue and lowering Performance Services revenue expectations due to the factors I just discussed. And while this results in lowering the top-end of our consolidated revenue guidance range, it also raises the low-end of our previous guidance ranges for adjusted EBITDA and adjusted fully distributed earnings per share.

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Fiscal 2016 Third Quarter Conference Call Transcript

Looking beyond fiscal 2016, we remain confident in our long-term growth opportunities, and we continue to target double-digit revenue and adjusted EBITDA growth. As such, when we report fourth quarter financial results in August, we expect to establish guidance for fiscal 2017 consistent with this vision, based on our current performance and future assumptions. Our confidence in the future is based on the position we’ve earned as one of the nation’s leading healthcare improvement companies. We play a critical highly differentiated role in transforming care delivery in America.

Our member healthcare providers use our supply chain services, our integrated data, our analytics, collaboratives and advisory services to meet the changing requirements of an industry that is rapidly evolving on multiple levels. From clinical and technology innovations to the accelerating regulatory shift to alternative payment models in population health and even to political change. Our role is to bring clarity to this shifting landscape of healthcare and provide improvement solutions to reduce costs and improve quality, helping our members excel a transforming healthcare in their markets.

Our long-term growth has been characterized by strong and lasting partnerships with our healthcare system members, development of one of the most advanced integrated data platforms in the country and one of the nation’s largest healthcare GPOs. This translates to what we believe is an attractive financial profile, compelling differentiators for our investors and a highly visible long-term financial growth engine. This growth profile is characterized by significant free cash flow that we are investing in high-growth opportunities designed to help our members succeed over the long run and to bring long-term value to our stockholders.

Acquisitions play a major role in our strategy. We are continually evaluating capabilities that enhance our strategic ability to serve the needs of our member health systems, while providing long-term financial growth opportunities for Premier. We’ve completed nine acquisitions since 2013, the year we went public, and three of those have occurred in the current fiscal year.

Additionally, we’ve succeeded in leveraging our aligned member channel to test the capabilities of prospective acquisitions and to accelerate the adoption of the solutions we acquire. So, for our investors, we believe this all translates to a highly differentiated business model with multiple revenue drivers that should enable Premier to deliver long-term growth and strong adjusted EBITDA and cash flow even as our markets evolve and change.

In closing, as I look out over the road ahead, I’m very excited about the many opportunities I see. I’m pleased with the track record of growth we are building as a public company, and with the revenue synergies we’re achieving from the acquisitions we’re making along the way. Our path forward continues to be shaped by the close collaboration that we enjoy with our member health systems, as we work together to reduce costs, increase quality, improve patient outcomes and transition to the alternative payment models that will define and refine this nation’s move to population health.

Now let me turn the call over to Mike Alkire, our Chief Operating Officer.

Mike Alkire – Premier, Inc. – COO

Thanks Susan, and thanks everyone for joining us on our conference call. I want to reiterate Susan’s enthusiasm over our year-to-date accomplishments and the opportunities that lie ahead. The strong relationships we cultivate with our members and the value we deliver with our products and services continue to be demonstrated in our high retention rates. Based on our third quarter performance, we’re on track to achieve continued high GPO retention and SaaS institutional renewal rates for fiscal 2016, which we will report in the fourth quarter. We believe high retention rates provide a significant indicator of the leadership position enjoyed by our business solutions and provide evidence of the strong customer relationships we continue to maintain moving into fiscal 2017.

Looking at our Supply Chain Services business, our value proposition is reflected in the continued strength of our net administrative fees revenue and growth of direct sourcing, which tell a story of increasing contract utilization by our members who are seeking to better manage their supply chain spend across their entire systems. And in Performance Services, we are developing new products and evolving capabilities to meet and anticipate member needs in this rapidly evolving technology landscape. One such capability is our new PremierConnect quality offering, which we demonstrated at HIMSS. This combines our acute data with CECity’s ambulatory data, allowing us to provide actionable intelligence across the healthcare continuum, which is so important to the market’s longer-term evolution to population health management.

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Fiscal 2016 Third Quarter Conference Call Transcript

In addition, our recent PremierConnect Supply Chain Analytics and ERP offering continues to generate strong demand. We currently have approximately 80 health systems using our analytics product since its launch a year ago with eight implementing or using our ERP capabilities. These interoperable supply chain analytics help organizations better coordinate purchasing practices, cleanse and normalize data sets, benchmark outcomes, improve business processes and deliver system-wide supply chain and financial decision-making.

For instance, we just expanded our partnership with a major state university system in which we will integrate purchasing practices across its six healthcare institutions, eight universities and other administrative facilities. We’ve worked with this system for many years, aligning and aggregating its purchasing practices, and now they’re adding our PremierConnect Supply Chain and analytics capabilities. This is expected to allow them to integrate, monitor and manage the entire supply chain spend across their health system, as well as academic and administrative institutions.

We are also achieving continued success with our other offerings, which help us strengthen and expand relationships with our members while providing additional growth to Premier. One example, New York’s Mount Sinai Health System has just signed a contract to implement Premier’s labor benchmarking and productivity analytics and services to our PremierConnect platform. As you probably know, work force spend accounts for as much as 60% of a provider’s annual operating costs. So managing the total work force spend more efficiently and effectively represents one of the largest sources of potential improvement in hospitals and health systems today. Mount Sinai encompasses seven hospital campuses in the New York metropolitan area, as well as the Icahn School of Medicine and a large regional ambulatory footprint. It is a member of Premier through the Greater New York Hospital Association.

We also have again expanded our relationship with Rochester Regional Health, which recently contracted for PremierConnect Enterprise data warehousing and analytics capabilities. Rochester is a fully integrated health system serving patients in western New York and the Finger Lakes region. It has been a Premier member for more than 15 years, and after merging with another healthcare system within the past year, it consolidated supply chain spend with Premier and extended their GPO contract with us through June 2020.

Rochester Regional Health previously added additional cost, quality and population health management analytics capabilities. Now with the adoption of our enterprise capabilities, Rochester has a full suite of supply chain, business intelligence and performance improvement services to further drive continuum-wide care management, integration and optimization.

I also want to spotlight one of the relationships we are forging with innovative pharmaceutical manufacturers. On our last conference call, we talked about the combined acute and ambulatory capabilities of Premier and CECity and how we are working with Merck, Genentech and Pfizer to assess the effectiveness of care decisions and outcomes across the continuum, as measured by registry collected performance data to improve the health of patients. Since then, we have further leveraged our integrated premier research services and CECity capabilities in a collaborative agreement with Merck to co-develop solutions that help improve population health and reduce the cost of patient care. This collaboration combines expertise and assets from Merck, Premier’s performance improvement platform and analytics and our member health systems to jointly test and development effective scalable solutions for certain conditions.

I also want to focus for a few minutes on a broader opportunity we are pursuing to comprehensively address the pressing challenge of rising drug cost to our nation’s healthcare providers. Pharmacy spending for health systems increased approximately 12% in 2015, and this trend is expected to continue. Similar to the other parts of the healthcare system, the purchasing, prescription, use and management of pharmaceuticals is often fragmented among sites of care, as is the access to these medications. To remedy this fragmentation, it makes sense for healthcare providers to be more accountable for managing drug formularies across the care continuum, as well as working with their patients to ensure they are receiving and staying on the right medicines.

Consistent with our approach to supply chain, performance improvement and data analytics, we are working to expand our pharmacy capabilities by serving as a provider-centric shared pharmacy infrastructure and solutions platform for our member healthcare systems. Leveraging this platform, Premier has the opportunity to provide additional value to our

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Fiscal 2016 Third Quarter Conference Call Transcript

members through an integrated pharmacy strategy that drives down the cost of therapies, provides access to drugs with limited distribution, stabilizes supply, reduces the variation of drug usage and creates a platform for comparative effectiveness. We already have a footprint in specialty pharmacy and are serving 40 of our member healthcare systems in this capacity. We have expressed our plan to expand this footprint geographically where bricks and mortars are required to serve certain patient populations and where there is opportunity to acquire access to additional high-value limited distribution drugs. Our vision also contemplates enhancing our capabilities with a provider-driven benefits management approach that does not exist today. We are excited about the opportunities in this area, and we’ll keep you updated on our progress. In summary, Premier’s relationships with our member healthcare systems continue to grow as we work together to deliver more effective healthcare at reduced costs. We are expanding relationships, and we are acting on our vision for building an integrated pharmacy platform that complements our broader performance improvement strategy.

With that, I’d like to turn the call over to Craig McKasson, our Chief Financial Officer.

Craig McKasson – Premier, Inc. – CFO

Thanks, Mike and good morning everyone. I’ll begin my comments with a brief overview of our third quarter, and then I’ll discuss the revised financial outlook for fiscal 2016 and beyond in more detail. Yesterday afternoon, we reported fiscal third quarter consolidated net revenues of $298.7 million, representing 14% from a year ago. Supply Chain Services net revenue increased 11% to $212.4 million and Performance Services revenue increased 24% to $86.3 million. The 11% Supply Chain Services revenue increase surpassed our expectations for a third consecutive quarter this year, driven primarily by our core GPO business where net administrative fees revenue also increased 11%.

Net administrative fees revenue growth was driven by stronger-than-expected contract penetration across our membership. In addition, we continued to benefit from the ongoing impact of the recruitment and conversion of members to our GPO contract portfolio. From a utilization standpoint, we also continued to experience the benefit from positive overall utilization trends, which continue to reflect relatively steady inpatient volumes and increasing outpatient volumes.

I’d also like to point out that our third quarter net administrative fees revenue growth benefited from some greater-than-anticipated vendor reporting. As we have previously discussed, our GPO is subject to quarterly fluctuations in net administrative fees revenue due to the periodic variability based on the timing of when cash and vendor reports are received, and generally can have up to a 1% to 2% impact on net administrative fees revenue growth in a particular quarter.

Within Supply Chain Services, product revenues increased 9% in the quarter, which is lower than previous quarters. This is primarily due to a reduction in the amount of Hepatitis C specialty pharmaceuticals being dispensed in the current period versus last year, which we believe is consistent with industry trends. Excluding this market impact, product revenues would reflect year-over-year growth of approximately 25%.

Turning to Performance Services, the 24% revenue increase resulted from growth in our PremierConnect SaaS-based subscriptions, as well as our advisory services businesses, but revenue did fall short of our expectations. Within Performance Services, our technology business generated 33% year-over-year growth in the quarter due largely to a $12.5 million revenue contribution from our recent CECity and Healthcare Insights acquisitions. CECity continues to demonstrate significant revenue and adjusted EBITDA growth and remains on track, along with Healthcare Insights, to deliver $30 million to $35 million in revenue for fiscal 2016, as we have previously projected, and we expect to outperform the previously stated $7 million to $9 million in adjusted EBITDA contribution from these acquisitions this fiscal year.

The remainder of our overall technology business delivered year-over-year growth, but was impacted by a couple of developments. First, we believe additional upside from our CECity platform during the quarter was constrained by the impact of CMS regulatory developments that allowed certain exemptions to meaningful use reporting during the quarter. We remain very excited about the long-term potential of our focus on ambulatory and integrated performance measurement and improvement solutions and believe we uniquely possess the capabilities in CECity to meet growing future demand in this area.

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Fiscal 2016 Third Quarter Conference Call Transcript

Second, expanding on Susan’s earlier comments, we are experiencing the impact of the market’s continued evolution to more integrated technology solutions to address cost reduction, quality and safety improvement and population health needs across the care continuum. This has resulted in lengthier implementations for some of our more complex solutions and has also impacted growth of certain less integrated acute focused solutions. We believe the trend in integrated solutions is positive for Premier’s comprehensive business model over the mid- to long-term, but it has created some near-term pressure.

Turning to advisory services, this business grew 10% during the quarter, but experienced a lower rate of growth relative to the fiscal second quarter. This was due to delays and re-scoping of certain large projects, although certain of our service lines driven by population health and research continued to see strong sequential and year-over-year growth. Additionally, as we have previously noted, we do have periodic variability across quarters in this component of our business due to the timing of revenue recognition on performance-based engagements in which we recognize revenue based on the achievement and validation of member improvement.

Consolidated adjusted EBITDA of $119.9 million for the third quarter represents a 16% increase from a year ago with Supply Chain Services increasing 17% and Performance Services up 18%. The increase in Supply Chain Services adjusted EBITDA, which represents a 56% adjusted EBITDA margin, exceeded our expectations and primarily reflects the growth in net administrative fees. The 18% growth in Performance Services adjusted EBITDA, which reflects a 36% adjusted EBITDA margin, was driven primarily by CECity and Healthcare Insights. The increase in corporate expenses in the quarter is primarily attributable to investments in datacenter colocation and cyber security-related expenditures, as well as incremental corporate infrastructure, primarily in finance and legal due to growth and the current year acquisitions.

Looking at the bottom line, non-GAAP adjusted fully distributed net income increased 16% to $63.9 million for the fiscal third quarter, compared with $55.3 million last year. And non-GAAP adjusted earnings per fully diluted share increased to $0.44 from $0.38 last year. From a liquidity and balance sheet perspective, cash flow from operations for the third quarter was $132.1 million compared with $101.9 million last year. Free cash flow for the third quarter was $93.8 million compared with $59.5 million last year, and represents 78% of adjusted EBITDA.

As previously discussed, free cash flow as a percentage of adjusted EBITDA will experience variability across quarters as a result of the timing of certain payments. For the nine months ended March 31, 2016, we’ve generated free cash flow of $148.3 million, representing 43% of adjusted EBITDA. We continue to expect that full year free cash flow will represent 40% to 50% of adjusted EBITDA. At March 31, 2016, our cash, cash equivalents and short and long-term marketable securities totaled approximately $305 million compared with $503.3 million at March 31, 2015. And we had an outstanding balance of $50 million on our five year $750 million revolving credit facility. We used approximately $315 million in cash during the fiscal first quarter along with $150 million of our credit facility for the purchases of CECity and Healthcare Insights. We paid down $100 million of that credit facility balance during the second and third quarters of the fiscal year.

Now let’s turn in more detail to guidance for the remainder of the fiscal year. We are narrowing our fiscal full-year guidance for consolidated net revenue to a range of $1.154 billion to $1.17 billion, representing 15% to 16% growth over a year ago. This results from an increase in our Supply Chain Services net revenue guidance to a range of $821 million to $830 million, representing 11% to 12% year-over-year growth and a decrease in our Performance Services revenue guidance to a range of $333 million to $340 million, reflecting 24% to 26% growth. The decrease in Performance Services revenue guidance reflects the changing market dynamics, the impact of longer implementations, as well as project delays and re-scoped engagements in our advisory services business, which are conditions we expect will continue through the fourth quarter.

We are narrowing guidance for fiscal 2016 adjusted EBITDA to $439 million to $449 million, which is the upper-end of the previous guidance range and represents year-over-year growth of 12% to 14%. Similarly, our guidance for non-GAAP adjusted fully distributed earnings per share is now $1.59 to $1.65, which represents a narrowing at the top-end of that range and growth of 11% to 15% from a year ago. Our guidance depends on certain key assumptions in each segment and continues to target double-digit percentage gains in annual consolidated net revenue, adjusted EBITDA, and adjusted fully distributed earnings per share. Additional assumptions underlying our guidance are included in our earnings release issued yesterday afternoon.

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Fiscal 2016 Third Quarter Conference Call Transcript

As Susan stated earlier, while we do not plan to establish fiscal 2017 guidance until we report full-year results in August, we do continue to target double-digit revenue growth in our consolidated business. Based on the anticipated continuation of market dynamics and other factors we have discussed today, we currently expect to achieve this growth through a combination of mid-single-digit growth in group purchasing, double-digit growth in our products businesses, double-digit in Performance Services, as a result of mid-to-high single-digit growth in our historical organic business, supplemented by contributions from our current year acquisitions of CECity, Healthcare Insights and InFlow Health.

Based on an updated assessment and evaluation of CECity and Healthcare Insights, we currently contemplate fiscal 2017 revenue of $40 million to 50 million. While below our original projections, we currently still expect to achieve the $22 million to $27 million adjusted EBITDA contribution originally provided and we remain on track to achieve the targeted return on invested capital for these acquisitions. With regard to acquisitions, I also want to provide an update on the return on invested capital that we have achieved on the other acquisitions completed since our IPO. For the six other acquisitions that occurred prior to fiscal 2016, we are currently achieving a blended return on invested capital in excess of 10% on a run rate basis for this fiscal year.

Finally, let me provide a quick update on our most recent quarterly exchange, which took place on May 2. Approximately 210,000 Class B common units were exchanged into Class A common shares. As a result, members have now cumulatively exchanged 13 million Class B common units out of a total potential amount of approximately $32 million eligible for exchange following our IPO. We now have approximately 45.4 million Class A common shares outstanding. Our next quarterly exchange will occur on August 1.

With that, let me turn the call back over to Susan.

Susan DeVore – Premier, Inc. – President & CEO

Thanks, Mike and Craig. Our third quarter performance demonstrates another strong quarter that we believe reaffirms our growth strategy and our long-term ability to help lead the transformation of healthcare delivery in our country. As I stated earlier in the call, we believe Premier is uniquely well positioned to capitalize on future demand for integrated performance measurement and improvement solutions, growing out the evolving regulatory environment. Let me make just a few final observations on this.

The current focus in Washington is on the implementation of the new physician payment reform law called MACRA. That law, which passed by an overwhelming and bipartisan vote a year ago, creates a new payment model for physicians that relies on quality and cost measure reporting and improvement, which is at the heart of our CECity business. Moreover, there are numerous other regulations that are being released right now, all of which are pushing our nation’s healthcare system toward greater provider accountability for the cost and quality of healthcare. Premier’s business model is based on enabling providers to succeed under this changing revenue model for healthcare providers. So we believe the evolution to new healthcare models is here to stay, and we’re very excited about our future potential in this area. Let me conclude by reiterating that we believe we are uniquely differentiated in this market with a strong and aligned member channel and a business model characterized by multiple revenue drivers that produce strong adjusted EBITDA growth and free cash flow generation.

So with that, operator, we are ready to open the line for questions.

QUESTION AND ANSWER

Operator

(Operator Instructions) Ryan Daniels, William Blair.

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Fiscal 2016 Third Quarter Conference Call Transcript

Ryan Daniels – William Blair & Company – Analyst

Let me ask a follow-up on some of the commentary regarding the slower growth in Performance Services. Is there any action plan internally to help, number one, expedite some of the implementations with your clients with more advisory resources? And then number two, in regards to some of the less integrated solutions, is there a plan to maybe reallocate sales resources or try to move them into more integrated models to drive those going forward?

Susan DeVore – Premier, Inc. – President & CEO

So, Ryan, I would say strategically, we are where we want to be, which is we’ve already moved the sales people and we’ve already been focused on how we drive to a more integrated larger scale sale and implementation, both on the IT side and on the advisory services side. So from our perspective, we’re really seeing three pieces here. The first is that when we moved from just pure spend analytics to large scale spend analytics and ERP, we focused resources there, we’ve had success in selling those. We are now implementing those, those are longer implementation cycles. We just rolled out as we discussed on the call this new comprehensive quality measurement and improvement opportunity across both acute and ambulatory, again we focused the resources there, we’re selling those and we are Beta-ing that offering in five account and we have already moved resources there as well. Again, those are lengthier implementations. So that’s sort of the first bucket.

The second bucket really was this change CMS did somewhere around February 25, I think, when the deadline was set to be at February 29. On February 25, they gave some exemptions and that just slowed down a little bit of the CECity regulatory reporting and allowed us not to overachieve even more of what we were planning there. Advisory services, same thing, people are working towards bigger, larger scale cost improvement and overall improvement engagements and those are taking longer to finalize and implement. So, I don’t think it’s that we haven’t put the resources there and haven’t changed how we’re driving the business, I just think these are larger scale implementations. I think the larger scale implementations do drive a higher level of long-term stickiness. So again, strategically it’s right where we want to be.

Ryan Daniels – William Blair & Company – Analyst

And then, changing gears for my follow-up. Just a question on the GPO business. I know you’ve had a number of clients on PremierConnect Supply Chain, and I’m curious if you’ve been able to look at the net admin fee growth there versus the broader client base and I’m curious if that’s one of the things that’s helping increased penetration in those accounts and then if that’s part of what’s driving the better-than-anticipated admin fee growth?

Susan DeVore – Premier, Inc. – President & CEO

Yes, so what I would say is the – we do have proof points that indicate that the more integrated our health systems are in using both our spend analytics, but also our clinical resource analytics and other analytics over on the Performance Services side, the better their performance from an outcome perspective and the higher their contract penetration. So, we measure, as we’ve talked about before, contract penetration by category, we are seeing increases across the board in those categories. We do attribute some of that increase to the deeper level of analytics that we have now in our spend analytics that cover the entire supply chain spend in our healthcare systems.

Operator

Elizabeth Blake, Bank of America.

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Fiscal 2016 Third Quarter Conference Call Transcript

Elizabeth Blake – Bank of America Merrill Lynch – Analyst

Susan, you mentioned, again, the lengthier implementations in Performance Services. I guess, could you help us maybe quantify that, what’s an average implementation timeline for a new account versus a year ago and what portion of your accounts would you say are affected there?

Susan DeVore – Premier, Inc. – President & CEO

So the lengthening that we’re seeing Elizabeth is what used to be three month to four month implementations for discrete acute care focused solutions are now four months to eight month implementation cycles, sometimes longer for the ERP implementations and some of the more comprehensive qualities. So, some of those would be in the eight to nine months implementation range. So it’s quite a significant lengthening, it’s larger sales obviously and it’s more comprehensive, we think, from a retention perspective, as well as a value proposition perspective.

Elizabeth Blake – Bank of America Merrill Lynch – Analyst

And then, Craig, you touched on some of the larger relationships with Big Pharma post the research business repositioning. I guess, who do you feel is – are your largest competitors in that business, I mean, do you see any relevant opportunity or threat presented by the IMS-Quintiles deal?

Mike Alkire – Premier, Inc. – COO

This is Mike. So to some degree we see some overlap with IMS, but we really do believe we have a differentiated solution in the market in that we have the ambulatory data combined with our acute data that provides a great deal of value to the pharmaceutical companies.

Operator

Garen Sarafian, Citi Investment.

Garen Sarafian – Citi Investment – Analyst

First, sorry to bring this up again, but just wanted to get a little bit more clarity on Performance Services. Trying to specifically get a better idea of how much of the more modest revenue build is coming from delays versus outright cancellations. So, it sounds like there are delays yet, some of the guidance, forward-looking comments released on CECity, suggest that you’re now assuming lower growth, so that would suggest that some are cancellations. So, can you just give us any more color as to how you’re thinking about that?

Susan DeVore – Premier, Inc. – President & CEO

Yes. So, no cancellations, Garen. It’s not a cancellations issue. This is really slower implementations, some pricing pressure in the market and really the only one that was not a cancellation, but with the CECity exemptions, we did have some members slow down the contracting process because they had a reprieve if you will temporarily from the CMS regulatory environment. So this is not a competitive or cancellation or non-ability to get the contract, it’s just taking longer. And they are more complex and they’re bigger.

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Fiscal 2016 Third Quarter Conference Call Transcript

Garen Sarafian – Citi Investment – Analyst

And then a question for Mike. On the pharma side, Mike, in your prepared remarks you used a lot of big words and some very appealing aspirational goals, but could you just bring that down a few thousand feet as to, I think you mentioned some brick and mortars, so you said that we’ll update you as plans proceed, but could you just make a little bit more tangible for us to understand what you guys are viewing as the vision and the timeline that you’re thinking of to get there?

Mike Alkire – Premier, Inc. – COO

Yes, so there are a few things that our healthcare systems are struggling with. First, they are struggling with access to getting these limited distribution drugs, they’re dealing with drugs that are in short supply and then they’re dealing with high cost therapies. So those are the three drivers for our business strategy. Sort of coming off those issues, we need to continue to evolve our specialty pharmacy strategy and when we talked about bricks and mortars, the reason that’s critical is that to qualify for some of the Medicaid payments in states you literally have to have physical assets in those states. So we want to make sure that we’re providing enough coverage for our healthcare systems that provide access to those Medicaid patients. So that’s number one.

Number two, staying on the specialty track, there are other specialty pharmacies that have access to limited distribution drugs that our healthcare systems currently don’t have access to. So we’re going to look to continue to expand out our portfolio of products that our healthcare systems can get access to.

Finally, we do think this notion of provider centric-ness in the market, especially on the benefit management side is something that our healthcare systems are very, very intrigued by and are looking for us to figure out ways to create partnerships and deploy capital around those areas. I would tell you that this is both a short-term and a longer-term strategy, you’ll see some activity, I think in the near-term for some of the more tactical opportunities, but some of the more strategic things are going to take a bit more time.

Garen Sarafian – Citi Investment – Analyst

When you say you need a physical presence in each state, can that be done through partnerships, through your — the systems that are part of your organization or does that mean that you need to sort of acquire physical locations in those states?

Mike Alkire – Premier, Inc. – COO

I think both.

Operator

Jamie Stockton, Wells Fargo.

Jamie Stockton – Wells Fargo – Analyst

I guess maybe on the Performance Services business and I don’t know who wants to take this, but when you think about the adjustment to your guidance for this year, could you talk about how much of that or at least directionally whether it was more software or advisory services driven? Obviously software is the big piece of that business, but I’m curious if it was also the bigger piece of the adjustment in the outlook?

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Fiscal 2016 Third Quarter Conference Call Transcript

Craig McKasson – Premier, Inc. – CFO

Jamie, this is Craig. So, it’s really about slightly higher weighted to the technology business, but pretty evenly split across the two businesses. In the technology space as Susan highlighted, the lengthier implementations and some of the delays are impacting the growth in the back half of the year there. And then, we had actually anticipated higher performance out of CECity until this CMS regulatory development happened late in the third quarter. And so, that actually impacted that side of the business.

In advisory services, we had an incredibly strong first half of the year with some very large scale engagements that helped us and had very positive strength in the second quarter specifically. The delays and the re-scoping of some of those larger-scale cost reduction engagements are just taking longer to get through the process in the health systems as they are more comprehensive. And so, we’re not anticipating those to benefit us in the fourth quarter of this year, and so that’s what’s driving the reduction in advisory services.

Jamie Stockton – Wells Fargo – Analyst

And then, maybe just one follow-up on that, which is, if I think about the two pieces, it seems like maybe in the SaaS business that it’s a more broad issue, probably, especially with CECity, but maybe with the broader business as well. I guess maybe one, is that correct? And then two, with advisory services, is it also a broad issue or is it a situation where maybe they were just a handful of clients for whom implementations slowed and it was more of a concentration issue?

Susan DeVore – Premier, Inc. – President & CEO

From my perspective, Jamie, on the IT side, you did hear Craig describe in fiscal 2017 our continuing plan to achieve double-digit growth, but the organic piece of it being in the mid-to-high-single digits and overall supplemented by the acquisitions. So for us, we have historically seen double-digit organic growth of these discrete acute care solutions. We are seeing some broader market dynamic there. On the advisory side, I actually think it is a movement by health systems to bigger cost imperatives and broader advisory services needed. So that to me is more discrete to engagements – specific engagement.

Operator

Donald Hooker, KeyBanc.

Donald Hooker – KeyBanc Capital Markets – Analyst

So when I look at the profitability of the supply chain segment, the EBITDA margins are – I realized there is a mix issue here, but I’ve been somewhat impressed by the sort of steady increase in EBITDA margins. So how do we think about – I know you’ve given sort of a longer term vision around this, but maybe can you revisit that, and think about – how should we think about supply chain segment EBITDA margins kind of going forward, given the mix and maybe perhaps is the products business getting the contract manufacturing and specialty pharma margins, are they doing a little bit better, maybe than you had previously thought?

Craig McKasson – Premier, Inc. – CFO

Don, this is Craig. So, clearly the biggest driver to the strength in the adjusted EBITDA margin for Supply Chain Services is the outperformance we’ve continued to experience in the GPO. What I’ve traditionally talked about is that you will see the business mix shift to see that come down, but this strengthened GPO has been allowing that to be sustained up

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Fiscal 2016 Third Quarter Conference Call Transcript

to this point. To your point, we are actually seeing improvement in the margins, in the product businesses, although they are definitely at a lower level and not the scale of the GPO business. And so what I would tell you is, as GPO performance normalizes, if we see it normalize down to levels that based on our current insights we believe is going to take place, you will continue to see that overall blended adjusted EBITDA margin come down. So whereas in the third quarter, we delivered a 56% margin on a full year basis, I think somewhere in that 53% to 54% range is where we would expect to perform.

Donald Hooker – KeyBanc Capital Markets – Analyst

I guess, just taking longer term, you have talked about that margin trending down. I was just hoping to get maybe some comments in the mid- and long-term, where that margin might settle out with the updated –

Craig McKasson – Premier, Inc. – CFO

Sure. Sorry, Don. On a consolidated basis, what I have talked about, given our current complement of business and our longer-term growth assumptions, is that overall adjusted EBITDA margins will come down somewhere in the range of 75 basis points to 125 basis points per year. That rate is going to be a little bit higher in supply chain on an annual basis, but that’s the consolidated rate that we talk about, and would expect that over the longer term to settle somewhere down in the mid to low 30s.

Susan DeVore – Premier, Inc. – President & CEO

Just as the mix shifts in terms of the size and scale of the businesses.

Donald Hooker – KeyBanc Capital Markets – Analyst

Okay. And then, I was wondering, maybe if you all could elaborate, talk about sort of the state of the broader, I guess GPO marketplace. Obviously MedAssets and merging with Novation, I guess, it’s been a couple of quarters and I was wondering if there might be sort of a market share gain opportunity, just generally speaking when you have mergers, I would instinctively think there’s inevitably attrition and some movement, has that benefited Premier?

Susan DeVore – Premier, Inc. – President & CEO

Yes, so what I would say is that, there are a number of requests for RFPs and an increased volume of inbound calls as people want to look at their options. I think last quarter we talked about Mercy Rockford and HealthPartners, we are in the process of continuing to ramp those up and implement those. There is a cycle time associated with GPO changes and so we think there is a significant uptick in opportunity here. There is a 12, 18, 24 month cycle, we think, as these folks decide to go look and then have a process and then make a decision and then do an implementation. So the current quarter, while had some impact for prior recruitment of some of those accounts doesn’t yet reflect what we think the opportunity might be going forward with the turmoil in the marketplace.

Donald Hooker – KeyBanc Capital Markets – Analyst

So I guess, it’s fair to say if you have more inbound calls there is more opportunity over time, I guess if I’m interpreting your comments –

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Fiscal 2016 Third Quarter Conference Call Transcript

Susan DeVore – Premier, Inc. – President & CEO

Right, exactly.

Donald Hooker – KeyBanc Capital Markets – Analyst

That might take a year or two, but –

Susan DeVore – Premier, Inc. – President & CEO

Right exactly, it’s a longer-term opportunity, as we think – when we look at our offering and say we can bring to the table a GPO, a direct sourcing company, a specialty pharmacy, all these HIT analytics and business intelligence along with this comprehensive spend analytics and ERP capabilities. We don’t think our competitors have that in the marketplace, and the calls that we’re getting are people that haven’t looked in a long time. So we think they will be interested in looking at the broad scope of offerings that we have on the supply chain side.

Operator

Evan Stover, Robert W. Baird.

Evan Stover – Robert W. Baird – Analyst

I wanted to talk about the GPO, very strong quarter – you’re citing some pull forward, but if I’m looking at the guidance right, I first just want to make sure it looks like you’re implying another quarter of high single digit net admin fee growth next quarter, just wanted to make sure I kind of had that right when I’m thinking about it.

And then the second part of my question is, you guys for a long time have been talking about a step down to mid-single digit growth in that business. I think that was always kind of the assumption for what market growth is, but as we look out to next year and think about some of the announcements I’ve heard you guys make as far as net new business – I guess the question is, is there something specific that’s causing you to continue to think that that’s going to rebase down to maybe half the level of growth it’s been over the last 12 months or I’m trying to gauge, is that simply conservatism and that’s how we’ll grow if we grow like the rest of the market and if we do what we’ve been doing recently, we’ll continue to grow above market?

Craig McKasson – Premier, Inc. – CFO

Evan, this is Craig. So, a couple of comments. Relative to the fourth quarter of this year and the step down, we are expecting performance in, I’ll say, the mid-range single digits. There’s a couple of key drivers of that. As I’ve discussed, utilization while continuing to be positive is normalizing and continues to come down quarter-over-quarter. So, we do think that is one driver.

Number two to your point, we did in the third quarter have a couple of, I wouldn’t per se call them pull forwards, but greater-than-anticipated reporting that contributed to the high growth in the third quarter. We do periodically have revenue recoveries where we identify administrative fees that are due to us from suppliers, and we had some of that happen in the third quarter, which the timing of that can influence growth quarter-over-quarter. And we also had a supplier with an incremental payment in the third quarter that drove some of that growth. So, those will normalize.

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Fiscal 2016 Third Quarter Conference Call Transcript

And then I will remind you that in the fourth quarter, we do begin and expect to see the impact on Vanguard’s departure where Tenet months ago made a decision to transition their GPO services. We only had a small component, which was the Vanguard piece, but that is going to be migrating away which will influence the growth.

As I think about longer-term, the growth and the rates we’ve been experiencing over the past couple of years, I think we did see the tailwinds of the ACA ramp up, which impacted utilization. We also had very strong disproportionate growth over the past 18 to 24 plus months. And so, all of that disproportionate ramp-up contributed to the higher-than-normal growth rates we would expect. And so on a run rate basis, we think mid-single-digit growth, which is a combination of continuing to drive penetration in our membership and a standard level of share gains contribute to that mid-single digit growth to the extent that we are able to capitalize on some of the opportunities, given market conditions and disruption, there is the potential to outperform that, but that is our most reasonable assessment of the growth in the GPO moving forward.

Evan Stover – Robert W. Baird – Analyst

And my second – my follow-up question, you guys reiterated double digit fiscal 2017 revenue and adjusted EBITDA growth. There was some new items today. Is it fair to say versus three months ago, when you guys last spoke that maybe more of that growth is going to have to come from capital deployment and acquisition. Because I mean, I’m hearing some of the legacy growth rates and it looks like there’s a little bit of a hole to fill. And then my second part of that question is, when you’re talking about the legacy Performance Services growth, are you explicitly thinking about, I know it’s not that big, but the Partnership for Patients relationship continuing or going away next year?

Craig McKasson – Premier, Inc. – CFO

Yes, so two comments. On the fiscal 2017 preliminary outlook that I provided, that does not assume additional capital deployment. So that double-digit growth will come from our existing business. And as I discussed in Performance Services, for the traditionally organic businesses, it will be mid-to high-single digits and then when supplemented with the performance from the acquisitions we’ve already done, that will get us to the double-digit performance. Additional capital deployment would allow us to further have higher growth rate than what I articulated today.

And then the second question was –

Evan Stover – Robert W. Baird – Analyst

– was impact of Partnership for Patients.

Craig McKasson – Premier, Inc. – CFO

Partnership for Patients, at this point we have not contemplated the renewal of the Partnership for Patients contract which will – it was a one-year extension that will terminate in the fall and we will continue to evaluate that as the government makes their determination about extending that ongoing opportunity.

Operator

Greg Bolan, Avondale Partners.

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Fiscal 2016 Third Quarter Conference Call Transcript

Greg Bolan – Avondale Partners – Analyst

So, a couple of things. I guess, I’m just looking at – obviously Susan and Craig, I hear your comments with regards to Performance Services, lengthier implementations, what have you, but you do cite continued impact of the competitive market environment in the press release. I guess, could you maybe kind of qualify that Susan, just in terms of, are you seeing some of the more integrated acute clinical IT vendors kind of coming in and maybe being a bit more aggressive in the Performance Services space or maybe if you could just kind of help us understand what that comment means?

Susan DeVore – Premier, Inc. – President & CEO

So to me, it doesn’t mean that. What it means is that all of our health systems have sort of come off the EHR, meaningful use ERP installations. They are now facing all these new regulatory rollouts like the MACRA law, like the next-generation ACOs, the bundled payment. And they’re saying, what I need is business intelligence across the entire continuum – acute and non-acute and ambulatory. So they’re saying, maybe I don’t – I’m not as interested in a discrete acute care solution, I’m more interested in a comprehensive solution. And so that’s creating a lengthening of that. So we’re not seeing competitors who have what we have, we’re seeing health systems really think about I need data analytics across the entire continuum for my ACOs, for my bundled payment, for my changing physician relationships and they are working through how at a systematic level to get that done. It’s kind of the next wave we think from what was ERP implementation.

Mike Alkire – Premier, Inc. – COO

And if I could add, Susan. It’s – one other add to that is, as our healthcare systems are contemplating this next generation of analytics, there is a pretty substantial change sort of program that has to occur within the healthcare systems in terms of really getting out of the silos. So that ability for our health care systems to pull all of this data together has organizational implications. And I think that’s another opportunity for us from an advisory services standpoint is to really help them reorganize their organizations to really take effect of all these integrated analytics.

Susan DeVore – Premier, Inc. – President & CEO

So it’s not competition, because we don’t think the competition has even what we have, this acute and ambulatory capability, nor do they have it on the supply chain side with the end-to-end supply chain analytics and ERP. So not competition, it’s just broader, and to Mike’s point, more significant levels of change management and implementation associated with bigger, more comprehensive relationships.

Greg Bolan – Avondale Partners – Analyst

And then obviously on the Supply Chain Services, just fantastic results. The net admin fee growth of 11%, Susan, can you kind of, maybe give us an idea or Craig give us an idea of how much of that was contract adherence improvement?

Craig McKasson – Premier, Inc. – CFO

Sure. So what I would say is 70% to 80% of our administrative fee growth is from our existing membership base. So that is driving contract penetration. I will tell you that as Susan mentioned in her earlier comments, we look at contracts penetration by category. And I can tell you that on a year-to-date basis, we are at the highest levels – we continue to be at the highest levels that we’ve been across all of our service lines. So that 70% to 80% of the growth and then 20% to 30% of the growth is coming from the conversion as a result of the recruitment of new members.

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Fiscal 2016 Third Quarter Conference Call Transcript

Greg Bolan – Avondale Partners – Analyst

And I just – so from the standpoint of just how well you guys are doing on contract adherence, we believe that and we’ve talked about this, guys, that this is obviously an enormous opportunity and of course the pull-through margins are just enormous, and on this – at the segment level. What are some of Michael obviously chime in please, Susan, what are some of the areas that you guys are working with hospitals on right now, as we think about this year and next year from a contract adherence compliance – GPO compliance standpoint, is it – are we still working with, I mean, obviously the commoditization, Susan, we talked about the commoditization of some of these, what were once PPIs, clearly, I think is an opportunity, but just can you maybe talk a little bit about where you guys are seeing the best opportunities just in terms of the types of products to bolster contract adherence among the providers within the hospital and I guess also on the ambulatory side too now.

Mike Alkire – Premier, Inc. – COO

Yes, thanks, so just a couple, just reminders. So first of all, because we are so embedded with our healthcare systems, we’re identifying these opportunities of cost reduction, which require additional contracts or driving contract penetration. So to be very specific to answer your question, lots of opportunities to reduce cost and purchase services and continuing to evolve and build out portfolios focused on purchase services; capital, both construction and clinical capital. There is a substantial opportunity for continued growth and then you mentioned the ambulatory area, which has still a very significant opportunity for us in that non-acute space and continuing to drive contract penetration and new contracts into that area as well.

Operator

Mohan Naidu, Oppenheimer.

Mohan Naidu – Oppenheimer – Analyst

Hi, Susan, and thanks for taking my questions. Maybe one area that we haven’t touched a lot on is on the new MACRA rules, any initial comments or thoughts that you’re getting from your customers about the complexity of this or new solutions that they need to buy?

Susan DeVore – Premier, Inc. – President & CEO

Yes, so we’ve talked about MACRA quite a bit on prior calls, MACRA we – as you know, I think we’ve said before, we actually have people from Premier inside working with CMS to understand and to actually describe those measurements. I think we’ve also had a very significant effort out in the marketplace to go to our members and help our members understand what this merit incentive payment program means and what alternative payment models means. What they are taking away from all of it is, I need – if I am a health system, I need comprehensive physician and provider ambulatory and acute reporting across multiple cost, quality, readmission, patient experience measures. And so, they basically see this as what happened on the hospital side with value-based purchasing is now getting ready to happen with more complexity on the ambulatory side.

And so, I think that it’s all going to be deadline driven and it’s all going to be defined in multiple ways by CMS and we sit inside these healthcare systems, helping them figure out what it means, which program they need to be participating in, how they build the infrastructure for measurement, but more importantly then how they improve the performance once they figure out what the measurement is. We had a health system – a large health system – call us because we had been helping them and talking to them, but they basically realized they had potentially $20 million, $25 million at risk for what these payment models would look like. And so, that’s how I think they’re thinking about it and that’s how we’re helping them understand it.

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Fiscal 2016 Third Quarter Conference Call Transcript

Craig McKasson – Premier, Inc. – CFO

Hey, Susan, one other build. We have a very unique diagnostic tool that we could argue is very unique in the industry, which identifies the opportunities for our healthcare systems in terms of how to take advantage from a payment standpoint under MACRA.

Susan DeVore – Premier, Inc. – President & CEO

The MACRA document was a 1,000-page document that we have studied in great detail and are building into our technology capabilities. We have our big conference with all of our members in June of this year. And so while we’ve been out demonstrating and we demonstrated it at HIMSS, we will be going very deep again with our members in June.

Mohan Naidu – Oppenheimer – Analyst

That’s great color Susan. And maybe one just quick follow-up. If the MACRA does go into effect next year, how do you see a demand for your solutions, I guess, coming about and probably leading into 2017 fiscal year?

Susan DeVore – Premier, Inc. – President & CEO

Yes. As we said on the call, Mohan, we think we have a combined set of inpatient and ambulatory and we actually have been in the regulatory reporting and understand all the algorithms business for a long time. And as we discussed on our call last quarter, we are working with some EHR vendors who want to embed it and we are working with members who know they need it. And so we view it as a both short term and longer term real differentiator for us.

Operator

Richard Close, Canaccord Genuity.

Richard Close – Canaccord Genuity – Analyst

I am curious on the Performance Services, when you really began to see the changes either from the sales cycle perspective or the implementation? And then I want to follow-up on the integrated platform commentary looking for more details there, are you saying that you guys don’t have an integrated platform and thus making it harder to close the sale or just any perspective and the reason I hit on that is advisory board reported poor results a couple quarters ago, talked about not having a full solution, and I’m trying to figure out where you guys are bidding in there and then whether there is any demand issues on Performance Services?

Susan DeVore – Premier, Inc. – President & CEO

Yes, so I’ll answer the second question first and then come back to the first one. For us it is not at all that, we don’t have the integrated platform, we have the integrated platform, it’s the selling and implementing – the longer-term

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Fiscal 2016 Third Quarter Conference Call Transcript

implementation of the integrated platform and those buying patterns. So it’s not at all that, we haven’t built it, we actually acquired CECity, Healthcare Insights and Inflow and have integrated those with our acute care capabilities. So it’s really a question of implementation and CMS with this late in the quarter delay and exemption that they allowed for just slowed things down a bit. So we thought CECity would over achieve and that would make up some of the shortfall in that implementation timeline. And then when CECity may move the deadline or they gave the exemption, we didn’t get that over achievement, but not at all an issue of not having the integrated platform, it’s exactly what we’ve been building and exactly what we acquired those three companies for.

Richard Close – Canaccord Genuity – Analyst

Okay, and then with what’s going on on Performance Services, does this change the way you look at M&A in terms of how you are thinking about additional transactions or bolt-on technologies or services?

Susan DeVore – Premier, Inc. – President & CEO

We continue to be very active in M&A in both of our segments. So, we continue, as you know, to target supply chain and integrative pharmacy, as Mike talked about. We continue to target additional capabilities in population health and on the Performance Services side. We do think that CECity, Healthcare Insights and Inflow gave us significant additional capability that we’ve integrated with our existing capabilities, but we continue to be focused on the broad horizon of potential M&A opportunities.

Craig McKasson – Premier, Inc. – CFO

Richard, this is Craig, The only color I would add to that is, we will continue to assess all opportunities for capital deployment through our capital plan looking at strategic, financial and execution capability and focus the opportunity to make sure we’re delivering an appropriate return on invested capital on the amounts that we deploy. And as I talked about, all of the acquisitions to-date, pre this year are ahead of the expectations we set for return on invested capital and we’re on track for the ones we did this year, the vast majority of those have been in the Performance Services space. So, we do think there is still attractive opportunities in that space along with the supply chain and integrated pharmacy areas that Susan referenced.

Richard Close – Canaccord Genuity – Analyst

Okay. And just real quick, on the Hepatitis C, when do we lapse that, I guess, the strong contribution and now the step down?

Mike Alkire – Premier, Inc. – COO

I think in January, you’ll probably start seeing – you’ll see a lessening impact with Hepatitis C.

Richard Close – Canaccord Genuity – Analyst

Okay. So two or three more quarters?

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Fiscal 2016 Third Quarter Conference Call Transcript

Mike Alkire – Premier, Inc. – COO

I would guess. Yes.

Operator

Sean Dodge, Jefferies.

Sean Dodge – Jefferies – Analyst

Going back to the quality of regulatory reporting business, with – the physician star data now being available, have you begun to see any changes in demand for or greater urgency around your solutions to address that part of the market and can you talk a little bit about the longer term opportunity there?

Susan DeVore – Premier, Inc. – President & CEO

Yes, so we talked about MACRA and next-gen, ACO, bundled payment and then the whole star rating system, both for physicians and for hospitals, major driver, they delayed the star rating system because many providers were concerned about it, but I think the transparency to all of those measurements creates additional catalytic sort of pressure for our healthcare systems to really have an automated and an integrated in a comprehensive way of reporting their performance. So that regulatory pipeline has been growing for us. And we think we again have a unique understanding of the algorithms and the science, and we actually think that’s hard to replicate, even hard to replicate by EHR vendors, hard to replicate with discrete point solution providers. So, yes, we think all of those things, it’s not just the star rating system, it’s actually all the things that those folks are rolling out.

Sean Dodge – Jefferies – Analyst

Okay. And then you’ve taken steps or you’ve begun to partner with some EHR vendors to embed that directly into the EHR. How important is that integration, when it comes into driving effectiveness or making those easier to use and do you have a pipeline of additional vendors that you’re going to be embedding into?

Susan DeVore – Premier, Inc. – President & CEO

So we talked a bit about it last quarter and the number of EHR vendors, we continue to have a pipeline of EHR vendors who are interested in how they might work together with us on that. It’s EHR vendors, it’s individual member health systems, particularly large IDNs who have a lot of employed and affiliated physicians.

It’s also in our research business an interest in both sets of data. But given the complexity of all of this, they like our focus, they like our expertise, they like that we were the ones who initiated the demonstration on the value-based purchasing program many years ago. We have a very strong respected relationship with CMS and so we think we are differentiated in this space particularly.

Operator

Gene Mannheimer, Topeka Capital.

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Fiscal 2016 Third Quarter Conference Call Transcript

Gene Mannheimer – Topeka Capital Markets – Analyst

I wanted to ask a question around this next generation of population health and data analytics that you talk about. And I respect your comment, Susan, that you say it’s not as competitive issue that you’re seeing with respect to the hiccups there. But certainly the Cerners and the Epics of the world are talking about it. If they’re not doing it today, they’re talking it up, they’re building it. So from that standpoint, to what degree are your customers saying, well, we’re going to put off this decision for Premier to give our EHR supplier a chance to come to the table with this solution. Is that creating any inertia in the decision process, is that part of the slowdown you are seeing?

Susan DeVore – Premier, Inc. – President & CEO

What I would say is that most of our health systems, particularly if you’re talking about ambulatory physicians who either are employed or more importantly are not employed by the health system, but they’re affiliated through ACOs or bundled payments, they actually need vendor agnostic solutions to be able to pull together regulatory reporting across multiple EHR vendors and so our sense is that the Cerners and Epics and other big EHRs, their big focus is on care management and the workflow and the focus for regulatory reporting is across acute and ambulatory and multiple vendors and the advisory services you need to build the clinically integrated networks of affiliated physicians, and then the integrated analytics that are vendor agnostic and payor agnostic across the system.

And we think that’s why partnering with EHR vendors makes sense. We’re not competing, they’re focused on care management workflow, we’re focused on regulatory reporting measurement, analytics performance improvement and building the population health capabilities. So there are some areas where we compete, but I would say, generally, that’s what we’re seeing in the marketplace.

Operator

And I would now like to turn the call back to you Susan for closing remarks.

Susan DeVore – Premier, Inc. – President & CEO

Thank you. So thanks everybody for spending the time with us today. We’re excited obviously about the future of healthcare in our country and the leadership role that Premier continues to play in shaping that future. Thanks so much.

Operator

Ladies and gentlemen, thank you for participating in today’s conference. This does conclude the program, and you may all disconnect. Everyone have a wonderful day.